EXHIBIT K
TO
CPCI COMPLIANCE MANUAL

CRESCENT PRIVATE CREDIT INCOME CORP.

INSIDER TRADING POLICY

No director, officer or employee of Crescent Private Credit Income Corp. (the “Company”), its investment adviser or its administrator, or any of their immediate family members (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom such person has an adoptive or “in-law” relationship) who is living in their household or any entity controlled by a person covered by this Policy (each, an “Insider” and, collectively, the “Insiders”) may engage in transactions in any securities while in possession of material nonpublic information regarding such securities where such information was improperly obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so- called “insider trading”), nor may any Insider communicate such material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).1

In addition, this Policy prohibits Insiders from, without the prior approval of the Company’s Chief Compliance Officer (the “CCO”):

buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Company, such as convertible notes) based on the Company’s securities;

engaging in the short sale of the Company’s securities

holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan; or

entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.

Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), each Insider must obtain clearance from the CCO or another member of the Compliance Department. Insiders who are employees or officers of the Company, its investment adviser or their affiliates are also subject to additional requirements regarding personal securities trading and holdings set forth in applicable codes of ethics.

Definition of “Securities”

The term “securities” includes common and preferred stock, debt securities, options or derivative instruments with respect to securities, securities that are convertible into or exchangeable for other securities, as well as partnership interests.

1 Liability for insider trading or tipping is contingent upon the existence of some fiduciary or other duty, a relationship of trust with respect to the source of the material nonpublic information or the misappropriation of such information. The following discussion assumes the existence of such a duty or relationship. Any Insider who comes into possession of material nonpublic information should presume that such a duty or relationship exists until the General Counsel advises the Insider to the contrary.

Definition of Material Information

The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.

Common, but by no means exclusive, examples of what may be “material” include the following:

Dividend declarations (cash or stock) and stock splits

Dividend increases or decreases

Financial forecasts, especially earnings estimates

Changes in previously disclosed financial information

Mergers, acquisitions or tender offers

Proposed issuances of new securities

Stock repurchase programs

Major litigation

Significant changes in management or operations

Extraordinary borrowings or liquidity problems

Purchase or sale of substantial assets

Governmental investigations, criminal actions or indictments and any collateral consequences

“Inside” information could be material because of its expected effect on the price of the Company’s outstanding securities, securities of the Company’s portfolio companies, the stock of another company not related to the Company or the stock of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.

Because materiality determinations are often challenged with the benefit of hindsight, if an Insider has any doubt whether certain information is “material,” the information should be considered to be material.

Definition of Nonpublic Information

Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters,

Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. However, some time, at a minimum 24 hours, must be allowed after publication for this information to be effectively communicated to the public. In addition, the fact that information has been disclosed to a few members of the public does not necessarily make it “public” for insider trading purposes.

Penalties for Insider Trading

Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).

Penalties and liabilities include:

civil injunctions

private civil damage actions

jail sentences

disgorgement of profits (or the amount of losses avoided) plus statutory interest civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another)

criminal fines for the insider

civil penalties for the employer or other controlling person of up to the greater of

$1,000,000 or three times the amount of the profit gained or loss avoided criminal fines for the employer or other controlling persons

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Protection of Material Nonpublic Information

Material nonpublic information (and all other Company confidential information, including information about the Company’s portfolio, investment strategies or pending transactions) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.

The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:

Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances.

Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

Comply with the specific terms of any confidentiality agreements of which you are aware.

Preclearance Before Trading in the Company’s Securities

The Company does not intend to list its common stock on a securities exchange. Generally, the Company’s common stock will only be available for purchase pursuant to accepted subscription orders as of the first day of each month, and common stock may only be sold pursuant to the Company’s quarterly repurchase program.

Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), Insiders must obtain clearance from the Company’s CCO or another member of the Compliance Department. .

If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Transactions Pursuant to Approved 10b5-1 Trading Plans

The prohibitions on trading outlined in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) that: (i) has been reviewed and approved by the CCO or another member of the Compliance Department; (ii) was entered into in good faith by the Insider during an Open Trading Window, at a time when the Insider was not in possession of material nonpublic information about the Company, and could have otherwise engaged in a transaction in the Company’s securities pursuant to the terms of this Policy; and (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Insider, so long as such third party does not possess any material nonpublic information about the Company.

Each Insider shall instruct the third party effecting transactions on its behalf under a 10b5-1 Plan to send duplicate confirmations of all transactions effected under the 10b5-1 Plan to the CCO or another member of the Compliance Department.

Once a Rule 10b5-1 Plan is approved and is adopted or modified, it is subject to a “cooling-off” period before execution of the first trade. The “cooling-off” period for directors and officers subject to Section 16 of the Exchange Act ends on the later of: (1) 90 days following the Rule 10b5-1 Plan adoption or modification or (2) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other Insiders, a 30-day cooling-off period is required.

An Insider may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information regarding the Company; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5.

All Insiders entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Obligations under this Policy

Insiders at all times should avoid even the appearance of impropriety with respect to trading in the Company’s securities or the securities of any of the companies with whom the Company or its subsidiaries do business or in which the Company or any of its subsidiaries has an investment. When there is any question as to a potential application of this Policy, insider trading laws or any other restrictions on insider trading, or if you know of a suspected violation of this Policy or those laws or other restrictions, you should consult with the CCO or the Legal Department.